Exhibit 99.1

NEWS RELEASE	Contact: Kenneth J. Abod
For Immediate Release	Senior Vice President and Treasurer
May 3, 2005	(703) 273-7500

SUNRISE REPORTS FIRST-QUARTER 2005 EPS OF $0.37

19 Percent Increase in EPS Excluding Income From Property Sales Driven
By Increase in Management Services Revenue

     McLean, Va.—Sunrise Senior Living, Inc. (NYSE: SRZ), today reported first-quarter 2005 earnings per share of $0.37 (diluted). First quarter 2005 results include approximately $500,000, or $0.01 per share, of higher than anticipated start-up costs related to one European joint venture. First-quarter 2004 earnings per share for the Company were $0.60 (diluted). The decrease in first-quarter, year-over-year earnings per share reflects the anticipated reduction in income from property sales of $11.5 million, or $0.29 per share, which was partially offset by continued strong growth in Sunrise’s management services operations and lower net interest expense.

     First-quarter 2005 earnings excluding income from property sales increased 19 percent to $0.37 per share, which is within the Company’s guidance range of $0.37 to $0.40 per share, compared to first-quarter 2004 earnings excluding income from property sales ($11.5 million or $0.29 per share) of $0.31 per share. There was no income from property sales in the first quarter of 2005.

     The 19 percent increase in first-quarter 2005 earnings compared to the year ago period, excluding income from property sales was generated primarily by:

•	A $2.5 million, or 10 percent, increase in management services revenues less management services expenses for the first quarter of 2005 versus the first quarter of 2004. This increase was primarily driven by an 8 percent increase in revenues under management, which was generated by strong revenue growth in Sunrise’s operating portfolio, including improved same-community revenue performance and growth in the number of communities managed.

•	A $1.3 million reduction in net interest expense in the first quarter of 2005 versus the first quarter of 2004 primarily as a result of lower average mortgage debt balances in the first quarter of 2005 and higher interest income.

     “The two recently announced acquisitions of The Fountains and Greystone Communities will further strengthen Sunrise by adding many talented, experienced and passionate senior living professionals to our team, as well as dozens of very high quality communities to our operating portfolio,” said Paul Klaassen, Sunrise Senior Living chairman and CEO. “When combined with our record number of new communities under construction, our growth in 2005 will be very strong.”

Sunrise Reports First-Quarter 2005 Financial Results / page 2

     Portfolio Growth

     As of March 31, 2005, Sunrise operated 384 communities. During the first quarter of 2005, Sunrise opened four communities and assumed management of one existing community (the five communities have a combined capacity for 555 residents). All of the newly managed communities are managed for Sunrise joint ventures. Sunrise terminated management of one community during the first quarter.

     Sunrise has expanded its development program to respond to strong demand in its core domestic and international major metropolitan markets. In the first quarter of 2005, Sunrise began construction on four new communities, three in the United States and one in the United Kingdom (UK). As of March 31, 2005, Sunrise had 33 communities under construction, with a combined capacity for approximately 3,100 residents. Sunrise expects as many as four additional construction starts in the second quarter of 2005 and expects to start construction on as many as 35 total projects, with a combined capacity for approximately 3,700 residents, in 2005.

     In the first quarter of 2005, Sunrise announced the opening of its first community in Germany and in April 2005, Sunrise opened its second German community. Sunrise continues to expand its European presence and in January 2005 announced one of its joint ventures had secured an increase in equity development funding for its UK joint venture with an affiliate of Prudential Real Estate Investors. This 118 percent funding increase over the venture’s initial capital structure, in conjunction with loans provided by third-party lenders, increased total development funding for this venture to approximately $864.2 million. Sunrise will maintain its 20 percent equity interest in this venture.

     As previously announced, Sunrise has entered into asset purchase agreements with The Fountains, a Tucson, Arizona based owner and operator of senior living communities, to acquire management of 19 senior living communities, ownership of 18 of the communities, several undeveloped land parcels, and certain other assets. Sunrise’s prospective capital partner is an affiliate of Arcapita, Inc. Sunrise continues to expect The Fountains transaction to close in mid-2005.

     On May 2, 2005, Sunrise announced that it has signed a definitive agreement to acquire Greystone Communities Inc. and certain of its subsidiaries and affiliated entities (collectively, Greystone). Greystone is a premier developer and manager of Continuing Care Retirement Communities (CCRCs). Through this acquisition, Sunrise will be expanding into the largest segment of the CCRC industry, the not-for-profit sector. The acquisition of Greystone will include management of 14 operating CCRCs (capacity for over 4,000 residents), pre-opening and ongoing management of 17 communities (capacity for 4,000 additional residents) that Greystone has under development for clients, as well as various other consulting and marketing agreements. Sunrise will not acquire any real estate in this transaction as these CCRCs are all owned by not-for-profit entities. The aggregate purchase price for the transaction is estimated to be $45 million plus approximately $1 million in transaction costs. Sunrise also will pay up to an additional $7.5 million if Greystone meets certain performance milestones in 2005, 2006 and 2007 for a total potential purchase price of $52.5 million, plus transaction costs, subject to various adjustments set forth in the acquisition agreement. The transaction is expected to close in the quarter ending June 30, 2005, subject to satisfaction of customary closing conditions.

     Operational Highlights

     Revenues under management increased 8 percent to $467 million in the first quarter of 2005

Sunrise Reports First-Quarter 2005 Financial Results / page 3 from $430.9 million in the first quarter of 2004. Revenues under management include revenues generated by Sunrise’s consolidated communities, communities owned in joint ventures and communities owned by third parties that are managed by Sunrise. General and administrative expenses as a percentage of revenue under management decreased in the first quarter of 2005 to 3.9 percent, compared to 4.2 percent in the first quarter of 2004, primarily due to growth in revenue under management while general and administrative expenses were generally held flat.

     During the first quarter of 2005, Sunrise had 143 communities (11,594 resident capacity) that were classified as “same-community” owned (communities in which Sunrise has an ownership interest and that were stabilized in both the first quarter of 2005 and 2004). First-quarter 2005 revenue for the same-community portfolio increased 5.4 percent over the first quarter of 2004 as a result of a 3.7 percent increase in the average daily rate ($139.44 compared to $134.45) and a 1.2 percent increase in occupancy (91.4 percent compared to 90.3 percent). Operating expenses for this portfolio increased 8.6 percent in the first quarter of 2005 over the prior year period. Same-community operating expense growth was above the Company’s expectations for the quarter primarily due to increased labor and employee benefit costs. Sunrise expects same-community operating expense increases for the remainder of 2005 to be in-line with revenue growth.

     Capital Overview, Financing and Repurchase Program

     Sunrise ended the first quarter of 2005 with $171.2 million of cash and cash equivalents. In addition to its cash position and cash generated from operations, Sunrise has $168.6 million available under its corporate credit facilities.

     Debt at the end of the first quarter of 2005 was $188.4 million, including $120 million of 5.25 percent convertible subordinated notes and $68.4 million in mortgages and construction loans. Debt declined on a year-over-year basis by $9.8 million and was 17 percent of total assets at the end of the first quarter of 2005, compared to 20 percent at the end of the first quarter of 2004.

     During the first quarter of 2005, Sunrise did not repurchase any shares under its repurchase program due to various corporate initiatives that were in process, including The Fountains and Greystone acquisitions. In total, under its $200 million repurchase program (the $150 million repurchase program completed in March 2004 and the additional $50 million repurchase program announced in March 2004), Sunrise has repurchased $184.4 million of its common stock (6,289,468 million shares at a weighted average price of $29.31 per share) and $5 million of its 5.25 percent convertible subordinated notes, and has $10.6 million remaining under its repurchase program.

     Outlook and Earnings

     Sunrise reaffirms it previous EPS guidance for 2005 of $1.82 to $1.92 per diluted share, excluding income from property sales and transition expenses, which would be an increase of 12 percent to 19 percent over fiscal year 2004 results of $1.62 per diluted share, excluding income from property sales of $24.3 million or $0.62 per share (there were no transition expenses in 2004). Sunrise’s guidance for 2005 does not assume any income from property sales or include approximately $4.3 million of anticipated one-time transition costs related to The Fountains and Greystone acquisitions, which are expected to close mid-2005.

     Earnings per share guidance for the second quarter of 2005 is $0.36 to $0.38 per share, which if achieved would be an increase of 6 percent to 12 percent over earnings per share of $0.34 in the second quarter of 2004, excluding income from property sales ($12.5 million or $0.32 per share). Sunrise’s guidance for the second quarter of 2005 does not assume any income from property sales or one-time

Sunrise Reports First-Quarter 2005 Financial Results / page 4 transition costs related to The Fountains and Greystone acquisitions. Transition expenses in the second quarter, if any, will largely depend upon the timing of closing of these transactions.

     Sunrise expects to update its 2005 annual earnings per share guidance upon closing of the Fountains acquisition. As is customary, Sunrise will provide 2006 earnings per share guidance upon the release of its third-quarter 2005 financial results.

     The estimates above do not include the impact of stock option expensing under the Financial Accounting Standard Board’s Statement No. 123R. Given the Securities and Exchange Commission’s recent announcement to phase-in the implementation date for compliance with Statement No. 123R, Sunrise will begin expensing stock options in the first quarter of 2006. For fiscal year 2006, Sunrise expects diluted earnings per share will be reduced by $0.08 to reflect the expensing of stock options.

     Conference Call Information

     Sunrise will host a conference call today (Tuesday, May 3, 2005) at 10:00 a.m. ET to discuss the Company’s first-quarter financial results. Paul Klaassen, chairman and chief executive officer, Thomas Newell, president and Larry Hulse, chief financial officer, will host the call. The call-in number is 703-871-3850 (access code not required). Those interested may also go to the Investor Relations section of the Company’s Web site (www.sunriseseniorliving.com) to listen to the earnings call. Those unable to participate in the live call may hear a rebroadcast by dialing 703-925-2533 (access code: 689164). The rebroadcast will be available through May 10, 2005. In addition, a recording of the call will be available on Sunrise’s Web site. A link to the recorded call and a copy of this earnings release will be available on the Company’s Web site in the Investor Relations’ section.

     Sunrise Senior Living is the nation’s largest provider of senior living services. The McLean, Va.-based Company employs more than 35,000 people. As of March 31, 2005, Sunrise operated 384 communities in the United States, Canada, Germany and the United Kingdom with a combined capacity for more than 43,600 residents. Sunrise also had 33 communities under construction in these countries with a combined capacity for approximately 3,100 residents. Sunrise offers a full range of personalized senior living services, including independent living, assisted living, care for individuals with Alzheimer’s and other forms of memory loss, as well as nursing and rehabilitative care. Sunrise’s senior living services are delivered by staff trained to encourage the independence, preserve the dignity, enable freedom of choice and protect the privacy of residents. To learn more about Sunrise please visit http://www.sunriseseniorliving.com.

     Estimates of future earnings are by definition, and certain other matters discussed in this press release may be, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Sunrise believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, there can be no assurances that its expectations will be realized. Sunrise’s actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including, but not limited to, our ability to successfully complete The Fountains and Greystone transactions and integrate them into our operations, development and construction risks, acquisition risks, licensing risks, business conditions, competition, changes in interest rates, our ability to manage our expenses, market factors that could affect the value of our properties, the risks of downturns in general economic conditions, satisfaction of closing conditions and availability of financing for development and acquisitions. These and other risks are detailed in the Company’s annual report on Form 10-K filed with the Securities and Exchange Commission. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

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SUNRISE SENIOR LIVING, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	March 31,	December 31,
	2005	2004
ASSETS
Current Assets:
Cash and cash equivalents	$171,215	$156,783
Accounts receivable, net	42,644	45,509
Notes receivable – affiliates	2,862	2,875
Deferred income taxes	25,239	25,412
Due from affiliates	52,119	50,078
Prepaid expenses and other current assets	25,705	29,996

Total current assets	319,784	310,653
Property and equipment, net	384,241	369,632
Notes receivable – affiliates	40,420	40,700
Management contracts and leaseholds, net	85,166	83,336
Costs in excess of assets acquired, net	123,713	123,713
Investments in unconsolidated senior living properties	96,689	93,016
Investments	7,882	7,416
Investments in affiliates	20,549	20,757
Other assets	44,632	36,491

Total assets	$1,123,076	$1,085,714

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$190,787	$167,091
Deferred revenue	9,291	6,202
Current maturities of long-term debt	16,498	35,264

Total current liabilities	216,576	208,557
Long-term debt, less current maturities	171,873	156,402
Deferred income taxes	151,139	148,790
Other long-term liabilities	46,520	46,867

Total liabilities	586,108	560,616
Minority interests	1,516	1,580
Preferred stock, $0.01 par value, 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value, 60,000,000 shares authorized, 20,833,271 and 20,987,730 shares issued and outstanding in 2005 and 2004, respectively	208	206
Additional paid-in capital	258,209	248,205
Retained earnings	279,809	271,796
Deferred compensation – restricted stock	(8,387)	(4,535)
Accumulated other comprehensive income	5,613	7,846

Total stockholders’ equity	535,452	523,518

Total liabilities and stockholders’ equity	$1,123,076	$1,085,714

SUNRISE SENIOR LIVING, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)

	Three months ended
	March 31,
	2005	2004
Operating revenues:
Management services	$305,487	$269,397
Resident fees	84,951	85,056

Total operating revenues	390,438	354,453

Operating expenses:
Management services	279,057	245,470
Facility operating	65,283	64,534
General and administrative	17,971	18,026
Depreciation and amortization	5,157	4,940
Facility lease	12,361	11,830

Total operating expenses	379,829	344,800

Other Income:
Income from property sales	—	11,470

Income from operations	10,609	21,123
Interest income (expense):
Interest income	1,710	1,373
Interest expense	(907)	(1,868)

Net interest income (expense)	803	(495)
Equity in earnings of unconsolidated senior living properties	1,524	1,668
Minority interests	(217)	(183)

Income before income taxes	12,719	22,113
Provision for income taxes	(4,706)	(8,182)

Net income	$8,013	$13,931

Net income per common share data:

Basic:
Basic net income per common share	$0.39	$0.67

Basic weighted-average shares outstanding	20,397	20,670

Diluted:
Diluted net income	$9,092	$15,022
Diluted net income per common share	$0.37	$0.60

Diluted weighted-average shares outstanding	24,789	25,177

Sunrise Senior Living, Inc.
Supplemental Information
As of March 2005
($ in millions except average daily rate )

	Communities		Resident
			Capacity
	Q1 04	Q1 05	Q1 04	Q1 05
Community Data
Communities managed for third party owners	183	194	23,207	24,208
Communities in joint ventures	125	130	11,054	11,485
Communities consolidated	66	60	8,435	7,943

Total communities operated (1)	374	384	42,696	43,636

Percentage of Total Operating Portfolio
Assisted Living			67%	69%
Independent Living			23%	22%
Skilled Nursing			10%	9%

Total			100%	100%

Selected Operating Results

I. Total Operating Portfolio	Q1 04	Q1 05
Number of communities (1)	374	384
Resident capacity	42,696	43,636
Occupancy	85.8%	87.9%

			%
II. Same-Community Owned Portfolio Operating Results (2)	Q1 04	Q1 05	Change
Number of communities	143	143	—
Resident capacity	11,594	11,594	—
Revenue	$128.5	$135.4	5.4%
Facility operating expense (3)	$78.9	$85.7	8.6%
Occupancy	90.3%	91.4%	1.2%
Average daily rate (4)	$134.45	$139.44	3.7%
III. Selected Total Portfolio Operating Results (5)
Total revenue of communities under management	$430.9	$467.0
Total G&A expenses as a percentage of total revenue of communities under management	4.2%	3.9%
Other Information
Consolidated Debt
Fixed principal amount	$156.1	$157.4
Fixed weighted average rate	5.50%	6.02%
Variable principal amount	$42.1	$31.0
Variable weighted average rate	3.18%	4.69%
Total debt	$198.2	$188.4
Total weighted average rate	5.00%	5.80%

Sunrise Senior Living, Inc.
Supplemental Information (continued)
As of March 2005
($ in millions except average daily rate)

	Q1 04	Q1 05
Development Information
Construction in progress	$75.8	$85.5
Capitalized interest	$1.2	$1.7
Capital expenditure	$21.0	$22.8
Pre-tax start-up losses (6)	$(1.1)	$(0.4)

Number of Development Communities to be Opened (Resident Capacity)

	Q2 05		Q3 05		Q4 05		Q1 06
Consolidated communities	—		1	(84)	—		—
Joint venture communities	4	(414)	3	(274)	3	(263)	7	(639)
Managed communities	2	(181)	—		1	(96)	—

Notes

(1)	During the first quarter of 2005, Sunrise opened four newly developed communities; assumed management of one community and ended one management contract.

(2)	Same-community owned portfolio consists of all communities in which Sunrise has an ownership interest and that were stabilized in both the first quarter of 2005 and 2004. This includes consolidated and joint venture communities.

(3)	Facility operating expenses exclude management fee expense paid to Sunrise with respect to same-community joint venture communities in order to make comparisons between consolidated and joint venture communities consistent.

(4)	Average daily rate excludes community fees.

(5)	Includes all revenues for communities operated by Sunrise.

(6)	Losses incurred during the period for communities opened during the prior twelve months in which Sunrise has an ownership interest.